EXHIBIT 99.1
PRESS RELEASE

CMC Materials Reports Results for Fourth Quarter and Full Year Fiscal 2021, Implements Global Price Increases and Initiates Strategic Cost Optimization Program
Fourth Quarter
•Record Company Revenue of $311.9 Million, 13.8% Higher than Last Year and 0.8% Higher Sequentially
•Electronic Materials Segment Revenue of $254.3 Million, 14.1% Higher than Last Year and 1.3% Higher Sequentially
•Share Repurchases Totaled $104.9 Million During the Quarter

Full Year
•Record Company Revenue of $1,199.8 Million, 7.5% Higher than Last Year
•Electronic Materials Segment Revenue of $984.7 Million, 11.5% Higher than Last Year

AURORA, IL, November 10, 2021 – CMC Materials, Inc. (Nasdaq: CCMP), a leading global supplier of consumable materials primarily to semiconductor manufacturers, today reported financial results for its fourth quarter and full year fiscal 2021, which ended September 30, 2021.

“Today, CMC Materials reported results for fiscal 2021, our fifth consecutive year of record revenue, driven by strong growth in our Electronic Materials segment,” said David Li, President and CEO of CMC Materials. “Our team showed resilience while navigating a challenging operating environment, especially during the second half of our fiscal year.”

“Our CMP slurries business delivered strong performance, with 14% growth over last year, advancing ahead of the market. As previously discussed, we experienced some order pattern variation in China in the third and fourth quarters which we believe has now normalized. In this important region, our slurries business increased nearly 40% in fiscal year 2021, and we continue to expect our business to grow as our participation and customer base expands,” said Mr. Li. “We are well positioned to win new opportunities and support our customers as they expand capacity and transition to the most advanced nodes.”

Global Price Increases and Strategic Cost Optimization Program

To counter the impact of rapidly rising raw materials, freight and logistics costs, the company implemented global price increases, which took effect during the first quarter of fiscal year 2022, and is prepared to implement further pricing actions if needed to offset additional inflationary headwinds.

The company also has initiated a strategic cost optimization program named “Future Forward.” The program is designed to implement structural changes to enhance operational efficiencies, while maintaining strong focus on technology innovation and customer partnerships. “Future Forward” includes targeted position eliminations, footprint optimization and other actions to reduce expenses. This program is targeted to drive savings of approximately $15 million in fiscal year 2022, which should be a direct benefit to the company’s Adjusted EBITDA, and ongoing annualized savings in the range of $20 million-$25 million by approximately the end of fiscal year 2023.

“We are excited about CMC Materials’ future growth opportunities, especially given our advantaged positions and customers’ significant expected additions to semiconductor capacity. We believe the initiatives announced today will position us for critical growth opportunities and contribute to our long track record of financial strength,” said Mr. Li.

Key Financial Highlights

The company’s record quarterly revenue of $311.9 million reflects an increase of 13.8% compared to the same quarter last year, and was driven by continued growth in all businesses in the Electronic Materials segment, which represents more than 80% of the company’s revenue. This strong performance is reflective of the company’s differentiators, including a highly formulated and broad product portfolio, commitment to technological innovation, close customer partnerships, global infrastructure and ability to manage complex requirements across global supply chains.

In the Performance Materials segment, the wood treatment and QED businesses reported strong revenue growth year-over-year. The pipeline and industrial materials (PIM) business increased modestly compared to the same quarter last year but underperformed expectations as the ongoing effects and related factors of the COVID-19 Pandemic (“Pandemic”), logistics constraints and slower than expected ramps of new customer positions negatively impacted the business.

Net income was $16.1 million compared to $36.9 million in the prior year. In the quarter, the company recorded an $11.7 million impairment charge for the wood treatment business related to the previously announced strategic decision to exit this business. Adjusted EBITDA1 was $86.0 million, compared to $84.0 million in the prior year. The company repurchased 822,251 shares of common stock for $104.9 million during the quarter.

Revenue for the company’s fiscal year 2021 was a record $1,199.8 million, an increase of 7.5% compared to the prior year as 11.5% growth in the company’s Electronic Materials segment was partially offset by a 7.9% decline in the Performance Materials segment. Net loss was $68.6 million compared to net income of $142.8 million last year. Adjusted EBITDA1 was $358.3 million, compared to $357.8 million in the prior year. During the year, the company generated $270.6 million in cash flow from operations. The company had $186.0 million of cash on hand and $916.3 million in total debt as of the end of the fiscal year.

Key Financial Information for the Fourth Quarter

•Revenue was $311.9 million, 13.8% higher than the same quarter last year due to growth in both the company’s segments. Revenue was up 0.8% sequentially.

•Net income was $16.1 million compared to $36.9 million in the same quarter last year. Adjusted net income1 was $47.3 million, 18.4% lower compared to the prior year, as higher revenue was more than offset primarily by higher raw materials, freight, and logistics costs.

•Diluted EPS was $0.55 compared to $1.25 in the same quarter last year. Adjusted diluted EPS1 was $1.62, 17.3% lower compared to the same quarter last year.

•Adjusted EBITDA1 was $86.0 million, up 2.3% compared to the same quarter last year. Adjusted EBITDA margin1 for the quarter was 27.6%, compared to adjusted EBITDA margin of 30.6% in the same quarter last year.

1Refer to financial tables and “Use of Certain GAAP, non-GAAP Adjusted Financial Information” below for information about these non-GAAP financial measures and reconciliations of these non-GAAP measures to their most comparable GAAP measure.

Electronic Materials – Revenue was $254.3 million, 14.1% higher than revenue in the same quarter last year due to growth across all businesses. Revenue was 1.3% higher sequentially. Adjusted EBITDA was $79.2 million, or 31.2% of revenue.

Performance Materials – Revenue was $57.6 million for the quarter, 12.2% higher than revenue in the same quarter last year, driven primarily by strength in the QED and wood treatment businesses. Revenue was 1.4% lower sequentially. Adjusted EBITDA was $20.8 million, or 36.0% of revenue.

Key Financial Information for the Full Fiscal Year 2021

•Revenue was $1,199.8 million, 7.5% higher than last year due to growth in both the company’s segments.

•Net loss was $68.6 million compared to net income of $142.8 million last year. In fiscal year 2021, the company recorded $230.4 million in impairment charges for the PIM and wood treatment businesses. Adjusted net income1 was $210.1 million, 4.9% lower compared to the prior year, as higher revenue and lower interest expense were offset by higher costs.

•Diluted loss per share was $2.35 compared to diluted earnings per share of $4.83 last year. Adjusted diluted EPS1 was $7.11, 4.8% lower compared to last year.

•Adjusted EBITDA1 was $358.3 million, up 0.1% compared to last year. Adjusted EBITDA margin1 for the year was 29.9%, compared to adjusted EBITDA margin of 32.1% last year.

1Refer to financial tables and “Use of Certain GAAP, non-GAAP Adjusted Financial Information” below for information about these non-GAAP financial measures and reconciliations of these non-GAAP measures to their most comparable GAAP measure.

Current Financial Guidance

Sequentially, the company currently expects total revenue in the first quarter of fiscal 2022 to be up low to mid single digits compared to revenue in the fourth quarter of fiscal 2021. Electronic Materials revenue is expected to be up low to mid single digits. Primarily because the company is beginning the previously announced exit of the wood treatment business, Performance Materials revenue is expected to be down approximately 10% compared to the fourth quarter of fiscal 2021.

The company currently expects full fiscal year 2022 Adjusted EBITDA to be between $355 million to $385 million.

Factored in the company’s outlook is the exit of the wood treatment business by the end of the second fiscal quarter of 2022, which is expected to negatively impact Adjusted EBITDA by approximately $37 million compared to fiscal year 2021. The company expects to generally offset this impact with organic growth and the initial benefits from the “Future Forward” strategic cost optimization program. Price increases are targeted to offset increased costs for raw materials, freight and logistics.

With respect to this guidance, and additional current expectations provided in the company’s related slide presentation and prepared commentary, the company notes the continued uncertainty as to the ongoing macroeconomic environment and the impact of the Pandemic on the industries in which the company participates.

RELATED SLIDE PRESENTATION AND PREPARED COMMENTARY

A slide presentation and corresponding prepared commentary related to this press release will be available at cmcmaterials.com in the Quarterly Results section of the Investor Relations center at approximately the same time that this press release is issued.

CONFERENCE CALL

CMC Materials’ quarterly earnings conference call will be held at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on Thursday, November 11. The conference call will be available via live webcast and replay from the company’s website, cmcmaterials.com, or by phone at (833) 714-0937. Callers outside the U.S. may dial (778) 560-2685. The conference code for the call is 7062157. A transcript of the formal comments made during the conference call will also be available in the Investor Relations section of the company’s website.

ABOUT CMC MATERIALS, INC.

CMC Materials, Inc., headquartered in Aurora, Illinois, is a leading global supplier of consumable materials primarily to semiconductor manufacturers. The company’s products play a critical role in the production of advanced semiconductor devices, helping to enable the manufacture of smaller, faster and more complex devices by its customers. CMC Materials, Inc. is also a leading provider of performance materials to pipeline operators. The company's mission is to create value by delivering high-performing and innovative solutions that solve its customers’ challenges. The company has approximately 2,200 employees globally. For more information about CMC Materials, Inc., visit www.cmcmaterials.com, or contact Colleen Mumford, Vice President, Communications and Marketing, at 630-499-2600.

USE OF CERTAIN GAAP AND NON-GAAP ADJUSTED FINANCIAL INFORMATION

The company’s financial results are provided in accordance with accounting principles generally accepted in the United States of America (GAAP) and using certain non-GAAP financial measures. In particular, the Company presents the following non-GAAP financial measures: adjusted net income, adjusted diluted earnings per share, adjusted EBITDA, adjusted EBITDA margin, free cash flow, and net debt. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, and excludes certain items that affect comparability from period to period. Adjusted EBITDA margin is defined as adjusted EBITDA as a percentage of revenue.

The non-GAAP financial measures provided in this press release are a supplement to, and not a substitute for, the company’s financial results presented in accordance with U.S. GAAP. These non-GAAP financial measures are provided to enhance the investor's understanding about the company's ongoing operations. Specifically, the company believes the impact of the adjustments related to impairment charges, acquisitions, such as expenses incurred to complete an acquisition and related integration and acquisition-related amortization expenses, costs of restructuring related to the wood treatment business, costs incurred related to the COVID-19 pandemic (“Pandemic”) net of grants received, costs related to the KMG-

Bernuth warehouse fire net of insurance recoveries, a charge for an environmental accrual and the effects of Tax Cuts and Jobs Act in December 2017 in the United States (“Tax Act”) and the issued final regulations related to the Tax Act, are not indicative of its core operating results and thus presents these certain measures excluding these effects. The presentation of non-GAAP financial measures is not meant to be considered in isolation or as a substitute for results prepared and presented in accordance with U.S. GAAP. Reconciliations of non-GAAP measures to their most comparable GAAP measures are included in the financial statements portion of this press release.

Adjusted EBITDA for the Electronic Materials and Performance Materials segments is presented in conformity with Accounting Standards Codification Topic 280, Segment Reporting. This measure is reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. For these reasons, this measure is excluded from the definition of non-GAAP financial measures under the SEC Regulation G and Item 10(e) of Regulation S-K.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements, which address a variety of subjects including, for example, future sales and operating results; growth or contraction, and trends in the industries and markets in which the company participates such as the semiconductor, and oil and gas, industries; the acquisition of, investment in, or collaboration with other entities, and the expected benefits and synergies of such transactions; divestment or disposition, or cessation of investment, in certain of the company’s businesses; new product introductions; development of new products, technologies and markets; product performance; the financial conditions of the company's customers; the competitive landscape that relates to the company’s business; the company's supply chain; the targeted benefits of company cost reduction or optimization initiatives; natural disasters; various economic or political factors and international or national events, including related to global public health crises such as the Pandemic, and the enactment of trade sanctions, tariffs, or other similar matters; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property or third party intellectual property; environmental, health and safety laws and regulations, and related compliance and costs of compliance; the operation of facilities by the company; the company's management; foreign exchange fluctuation; the company's current or future tax rate, including the effects of changes to tax laws in the jurisdictions in which the company operates; cybersecurity threats and vulnerabilities; and, financing facilities and related debt, pay off or payment of principal and interest, and compliance with covenants and other terms, uses and investment of the company's cash balance, including dividends and share repurchases, which may be suspended, terminated or modified at any time for any reason by the company, based on a variety of factors. Statements that are not historical facts, including statements about CMC Materials’ beliefs, plans and expectations, are forward-looking statements. Such statements are based on current expectations of CMC Materials’ management and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. For information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to CMC Materials’ filings with the Securities and Exchange Commission (“SEC”), including the risk factors contained in CMC Materials’ Annual Report on Form 10-K for the fiscal year ended September 30, 2021 to be filed by November 12, 2021, its Annual Report on Form 10-K for the fiscal year ended September 30, 2020 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2021. Except as required by law, CMC Materials undertakes no obligation to update forward-looking statements made by it to reflect new information, subsequent events or circumstances.

Contact:
Colleen Mumford

Vice President, Communications and Marketing
CMC Materials, Inc.
(630) 499-2600

CMC MATERIALS, INC.
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited and amounts in thousands, except per share amounts)

	Three Months Ended			Twelve Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Revenue	$311,924	$309,516	$274,207	$1,199,831	$1,116,270
Cost of sales	189,601	180,320	157,144	701,662	627,669
Gross profit	122,323	129,196	117,063	498,169	488,601

Operating expenses:
Research, development and technical	15,188	13,654	14,105	54,195	52,311
Selling, general and administrative	58,186	56,242	54,576	228,886	217,071
Impairment charges	11,734	3,090	2,314	230,392	2,314
Total operating expenses	85,108	72,986	70,995	513,473	271,696

Operating income (loss)	37,215	56,210	46,068	(15,304)	216,905
Interest expense, net	9,740	9,540	9,350	38,360	41,840
Other expense, net	(1,671)	(427)	(110)	(1,130)	(1,718)
Income (loss) before income taxes	25,804	46,243	36,608	(54,794)	173,347
Provision for (benefit from) income taxes	9,745	12,601	(247)	13,783	30,519

Net income (loss)	$16,059	$33,642	$36,855	$(68,577)	$142,828

Basic earnings (loss) per share	$0.56	$1.15	$1.27	$(2.35)	$4.90

Diluted earnings (loss) per share	$0.55	$1.13	$1.25	$(2.35)	$4.83

Weighted average basic shares outstanding	28,922	29,260	29,082	29,126	29,136

Weighted average diluted shares outstanding	29,261	29,682	29,520	29,126	29,580

CMC MATERIALS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

	September 30, 2021	September 30, 2020
ASSETS:

Current assets:
Cash and cash equivalents	$185,979	$257,354
Accounts receivable, net	150,099	134,023
Inventories	173,464	159,134
Prepaid expenses and other current assets	25,439	26,558
Total current assets	534,981	577,069

Property, plant and equipment, net	354,771	362,067
Other long-term assets	1,261,133	1,437,331
Total assets	$2,150,885	$2,376,467

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$52,748	$49,254
Current portion of long-term debt	13,313	10,650
Accrued expenses and other current liabilities	139,797	121,442
Total current liabilities	205,858	181,346

Long-term debt, net of current portion	903,031	910,764
Other long-term liabilities	163,059	210,044
Total liabilities	1,271,948	1,302,154

Stockholders' equity	878,937	1,074,313
Total liabilities and stockholders' equity	$2,150,885	$2,376,467

CMC MATERIALS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited and amounts in thousands)

	Twelve months ended September 30,
	2021	2020
Net cash provided by operating activities	$270,613	$287,284

Cash flows from investing activities:
Acquisition of a business, net of cash acquired	(126,877)	—
Additions to property, plant and equipment	(42,103)	(125,839)
Proceeds from the sale of assets	2,620	1,587
Net cash used in investing activities	(166,360)	(124,252)

Cash flows from financing activities:
Repurchases of common stock under Share Repurchase Program	(120,027)	(35,009)
Dividends paid	(53,015)	(50,383)
Proceeds from issuance of stock	13,388	14,427
Repayment of long-term debt	(7,988)	(23,313)
Repurchases of common stock withheld for taxes	(5,560)	(3,229)
Debt issuance costs	(1,898)	—
Proceeds from revolving line of credit	—	150,000
Repayment on revolving line of credit	—	(150,000)
Other financing activities	(236)	(149)
Net cash used in financing activities	(175,336)	(97,656)

Effect of exchange rate changes on cash	(292)	3,483
(Decrease) increase in cash and cash equivalents	(71,375)	68,859
Cash and cash equivalents at beginning of year	257,354	188,495
Cash and cash equivalents at end of year	$185,979	$257,354

CMC MATERIALS, INC.
Unaudited Reconciliation of Certain GAAP Financial Measures to Certain Non-GAAP Financial Measures
(Unaudited and amounts in thousands, except per share and percentage amounts)

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income and GAAP Diluted Earnings Per Share to Non-GAAP Adjusted Diluted Earnings Per Share
	Three Months Ended September 30,				Twelve Months Ended September 30,
	2021		2020		2021		2020
Net income (loss)	$16,059	$0.55	$36,855	$1.25	$(68,577)	$(2.35)	$142,828	$4.83

Amortization of acquisition related intangibles	20,567	0.70	21,391	0.72	81,083	2.74	85,550	2.89
Acquisition and integration-related expenses	2,226	0.08	3,067	0.10	10,115	0.35	10,852	0.37
Environmental accrual	2,508	0.09	—	—	2,508	0.09	—	—
Costs related to KMG-Bernuth warehouse fire, net of insurance recovery	—	—	(137)	—	(1,050)	(0.04)	1,078	0.04
Net costs related to restructuring of wood treatment business	27	—	72	—	123	—	(216)	(0.01)
Costs related to Pandemic, net of grants received	(152)	(0.01)	500	0.02	489	0.01	849	0.03
U.S. tax reform	—	—	9	—	—	—	47	—
Impairment charge	11,734	0.40	2,314	0.08	230,392	7.80	2,314	0.08
Tax effect on adjustments to net income[1]	(5,637)	(0.19)	(6,092)	(0.21)	(45,028)	(1.52)	(22,456)	(0.76)
Adjustment for the dilutive impact of shares		—		—		0.03		—
Adjusted Net income	$47,332	$1.62	$57,979	$1.96	$210,055	$7.11	$220,846	$7.47

Diluted common shares outstanding		29,261		29,520		29,126		29,580
Effect of dilutive securities		—		—		416		—
Adjusted diluted common shares outstanding		29,261		29,520		29,542		29,580

Reconciliation of GAAP Revenue to Non-GAAP Adjusted Gross Profit and Gross Margin
	Three Months Ended September 30,		Twelve Months Ended September 30,
	2021	2020	2021	2020
Revenue	$311,924	$274,207	$1,199,831	$1,116,270
Cost of sales	189,601	157,144	701,662	627,669
Gross profit	$122,323	$117,063	$498,169	$488,601
Gross margin	39.2%	42.7%	41.5%	43.8%

Adjustments:
Amortization of acquisition related intangibles	3,761	3,487	13,877	13,552
Costs related to KMG-Bernuth warehouse fire, net of insurance recovery	—	(137)	(1,050)	1,078
Net costs related to restructuring of wood treatment business	27	72	123	(216)
Costs related to the Pandemic, net of grants received	18	277	1,196	506
Adjusted gross profit	$126,129	$120,762	$512,315	$503,521
Adjusted gross margin	40.4%	44.0%	42.7%	45.1%

Reconciliation of GAAP Operating expenses to Non-GAAP Adjusted Operating expenses
	Three Months Ended September 30,		Twelve Months Ended September 30,
	2021	2020	2021	2020
Research, development and technical	$15,188	$14,105	$54,195	$52,311
Selling, general, and administrative	58,186	54,576	228,886	217,071
Impairment charge	11,734	2,314	230,392	2,314
Operating expenses	$85,108	$70,995	$513,473	$271,696
Adjustments:
Amortization of acquisition related intangibles[2]	(16,806)	(17,904)	(67,206)	(71,998)
Acquisition and integration-related expenses[2]	(2,226)	(3,067)	(10,115)	(10,852)
Environmental accrual[2]	(2,508)	—	(2,508)	—
Costs related to the Pandemic, net of grants received[2]	170	(223)	707	(343)
Impairment charge	(11,734)	(2,314)	(230,392)	(2,314)
Adjusted operating expenses	$52,004	$47,487	$203,959	$186,189

Reconciliation of GAAP Net Income to Non-GAAP Adjusted EBITDA and EBITDA Margin
	Three Months Ended September 30,		Twelve Months Ended September 30,
	2021	2020	2021	2020
Net income	$16,059	$36,855	$(68,577)	$142,828
Interest expense, net	9,740	9,350	38,360	41,840
Provision for income taxes	9,745	(247)	13,783	30,519
Depreciation & amortization	34,063	32,221	132,170	127,737
EBITDA	69,607	78,179	115,736	342,924
EBITDA margin	22.3%	28.5%	9.6%	30.7%

Adjustments (pre-tax):
Acquisition and integration-related expenses	2,226	3,067	10,115	10,852
Environmental accrual	2,508	—	2,508	—
Costs related to KMG-Bernuth warehouse fire, net of insurance recovery	—	(137)	(1,050)	1,083
Net costs related to restructuring of wood treatment business	27	72	123	(221)
Costs related to the Pandemic, net of grants received	(152)	500	489	849
Impairment charge	11,734	2,314	230,392	2,314
Adjusted EBITDA	$85,950	$83,995	$358,313	$357,801
Adjusted EBITDA margin	27.6%	30.6%	29.9%	32.1%

Fiscal Year 2022 Guidance Reconciliation [3]
	Fiscal Year 2022
	Low	High
Net income	$137,000	$166,000
Interest expense, net[5]	34,000	34,000
Provision for income taxes[4]	46,000	47,000
Depreciation[4]	53,000	53,000
Amortization	85,000	85,000
Adjusted EBITDA Guidance - Consolidated	$355,000	$385,000

Reconciliation of Cash Flow From Operations to Free Cash Flow
	Twelve Months Ended September 30,
	2021	2020
Net cash provided by operating activities	$270,613	$287,284
Less: Capital expenditures	42,103	125,839
Free cash flow	$228,510	$161,445

Net cash used in investing activities	$(166,360)	$(124,252)

Net cash (used in) provided by financing activities	$(175,336)	$(97,656)

Reconciliation of GAAP Debt to Net Debt
	September 30,
	2021	2020
Total short-term and long-term debt	$916,344	$921,414
Less: Cash and cash equivalents	185,979	257,354
Total net debt	$730,365	$664,060

1 Tax effect on the adjustments were calculated using the U.S. Federal and state blended tax rate for the respective periods as the related adjustments are mainly U.S. driven.
2 Adjustment is related to the Selling, general and administrative expenses.
3 This is a reconciliation of our indicated full year net income to our adjusted EBITDA. The amounts above may not reflect certain future charges costs and/or gains that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance, including future impairment charges associated with the anticipated closure of our wood treatment business.
4 Amounts represent the mid-point of the financial guidance provided on November 10, 2021.
5 Amount represents the mid-point of the current financial guidance provided on November 10, 2021.